Exhibit 99.1

FOR IMMEDIATE RELEASE

May 29, 2012

Thomas S. Irwin (954) 987-4000 ext. 7560

Victor H. Mendelson (305) 374-1745 ext. 7590

HEICO CORPORATION ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

Hollywood, FL and Miami, FL – HEICO Corporation (NYSE: HEI.A) (NYSE: HEI) today announced that as part of its management succession plans, Thomas S. Irwin, HEICO’s Executive Vice President, Chief Financial Officer and Treasurer will be promoted to Senior Executive Vice President, and will continue as a member of the Office of the Chief Executive Officer and the Board of Directors of the Company’s principal subsidiaries. In addition the Company announced that Carlos L. Macau has been appointed Executive Vice President - Chief Financial Officer and Treasurer effective June 1, 2012. Mr. Irwin will focus his attention principally on strategic matters and, for a period of time, the orderly transition of his Chief Financial Officer and Treasurer duties to Mr. Macau.

Mr. Macau, 45 years old, joins HEICO from the international public accounting firm of Deloitte & Touche LLP where he served as Audit Partner and has 22 years of financial and accounting experience serving a number of public and private manufacturing and service clients in a broad range of industries. His client responsibilities included serving as HEICO’s lead client services partner for five years. He holds a Bachelors of Science degree and a Masters of Business Administration degree from Indiana State University. Mr. Macau is a Certified Public Accountant and a member of the American and Florida Institutes of Certified Public Accountants.

The Company also announced that, effective June 1, 2012, Steven M. Walker, currently HEICO’s Corporate Controller, will be promoted to Chief Accounting Officer in addition to his duties as Assistant Treasurer.

Mr. Walker, 48 years old, has served as our Corporate Controller and Assistant Treasurer since joining HEICO in 2002. Previously, Mr. Walker held various financial positions at Royal Caribbean Cruises Ltd. and AMR Corporation. Mr. Walker began his professional career with Ernst & Young and is a Certified Public Accountant. Mr. Walker holds a Master of Business Administration degree from Cornell University and a Bachelor of Science degree in accounting from the State University of New York at Binghamton.

Commenting on these management changes, HEICO’s Chairman and Chief Executive Officer, Laurans A. Mendelson, and HEICO’s Co-Presidents, Eric A. and Victor H. Mendelson, jointly remarked, “We are pleased to attract and retain this trio of talented financial executives. Carlos’ extensive experience in public accounting and knowledge of HEICO will prove invaluable to management. Having had the pleasure of knowing and working with Carlos for over 10 years, we are excited to work with him in his new role. We have worked with Tom for decades and Steve for 10 years and, teamed with Carlos, they will ensure a smooth transition as Tom continues to contribute to the Company in both financial and non-financial areas going forward. Since 1990, HEICO, through its management team, supported by an outstanding Board of Directors and our over 3,000 dedicated Team Members, has achieved a compound annual growth record of sales, earnings and stock price of approximately 20%. With this trio of executives and the talented financial team that supports them, we believe we are prepared to continue to pursue and achieve our strategic growth objectives in the future.”

Mr. Irwin, who joined HEICO in 1982 as its Chief Financial Officer, commented, “I am proud that I’ve spent most of my professional career at HEICO working with people I respect and admire. I look forward to continuing to help build our great Company in the years ahead. I am also fortunate to have worked extensively with Carlos and Steve for many years and I have total confidence in them.”

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, FL-based Flight Support Group and its Miami, FL-based Electronic Technologies Group. HEICO’s customers include a majority of the world’s airlines and overhaul shops as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO’s actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; HEICO’s ability to introduce new products and product pricing levels, which could reduce our sales or sales growth and HEICO’s ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest and income tax rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues. Parties receiving this material are encouraged to review all of HEICO’s filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.